Exhibit 99.1

FOR IMMEDIATE RELEASE

ELLIE MAE® ACQUIRES DEL MAR DATATRAC

Combined companies’ customer base expected to originate 30% of all US residential mortgages in 2011

PLEASANTON, CA – AUGUST 15, 2011 – Ellie Mae® (NYSE Amex: ELLI), a leading provider of automation solutions for the residential mortgage industry, announced today that it has acquired Del Mar Datatrac, Inc. The acquisition accelerates Ellie Mae’s growth strategy by expanding its already extensive lender customer base, significantly increasing the number of mortgages funded by its customers, and broadening the functionality of its Encompass® solutions.

Del Mar’s origination software, DataTrac®, is used by more than 200 mortgage lenders as a core operating system to process and fund loans, create workflow efficiencies, manage secondary marketing transactions and handle reporting and business intelligence. Its current customers are expected to fund an estimated 500,000 mortgages in 2011. The combined companies’ customer base has the potential to originate approximately 30% of all residential mortgages originated in the United States this year.

According to Ellie Mae, the acquisition could eventually add approximately 20,000 users to the Ellie Mae Network ™, the electronic network that already connects the more than 50,000 users of Ellie Mae’s Encompass360® Mortgage Management software to the service providers, business partners and investors they need to interact with in order to process and fund loans. Ellie Mae also intends to make Encompass360 available to DataTrac users as a front-end point-of-sale component for the DataTrac core operating system.

“Del Mar’s roster of customers includes some of the biggest and most respected lenders in the country. With this acquisition nearly a third of all residential mortgages originated in the United States will be able to flow through Ellie Mae’s systems,” said Sig Anderman, CEO and president of Ellie Mae. “I founded Ellie Mae to transform the mortgage industry by automating loan origination and driving paper out of the process,” said Anderman, “so the addition of the impressive Del Mar team and customer base is a big milestone for us. Our customers are looking to us to automate and streamline their businesses, and the combined Ellie Mae and Del Mar teams will continue delivering the high levels of innovation and service that our clients have come to expect.”

Rob Katz, president of Del Mar, noted, “In the mortgage technology industry today, bigger is indeed better, as it takes significant development resources to meet client demands for loan quality, compliance and efficiency. As our industry has evolved over the past several years, with independent mortgage bankers, banks and credit unions gaining greater market share, and with more demands being placed on them by regulators and investors, technology vendors have been called upon to provide ever more sophisticated solutions to address those challenges. Through this acquisition, we will be able to offer DataTrac users the functionality and services they need to remain competitive and efficient in today’s challenging marketplace.”

Del Mar operations will remain based in San Diego, California and its sales, technology, support and business development teams will continue to support Del Mar’s clients and partners. Jeb Spencer, chairman of Del Mar, has joined Ellie Mae’s Board of Directors and Rob Katz has been named Ellie Mae’s executive vice president of product strategy.

“As we see it, the combined talent and resources of two great companies that have been at the forefront of automation in our industry create an industry powerhouse with the scale needed to provide leading-edge technology and great service for our customers,” said Jonathan Corr, chief strategy officer of Ellie Mae.

Ellie Mae acquired 100% of the equity of Del Mar Datatrac, Inc., a privately held company, for $17.2 million cash at closing, and future cash payments of $3.0 million, $3.0 million and $2.0 million to be paid over the next three years.

Guidance Update

The Company’s focus with respect to the acquisition will be to integrate DataTrac with the Company’s existing Encompass product. Sales of DataTrac for use with any product other than Encompass will be de-emphasized and the Company will devote considerable resources to developing the Encompass point-of-sale component for DataTrac users by the end of 2011 so the combined product can be sold in the first quarter of 2012. In addition, by reason of purchase accounting rules, the Company will not recognize as revenue approximately $1.5 million of deferred revenue for maintenance which it is acquiring from

Del Mar. Accordingly, the Company’s integration strategy and these revenue rules will significantly diminish revenues from the acquisition and integration costs will be significant. These factors, together with continuing uncertainty with respect to national mortgage volume, have led the Company to revise its 2011 financial guidance as follows:

Financial Metric	Prior Guidance	Revised Guidance
Revenue	$50 to $52 million	$51 to $53 million

Adjusted Net Income	$4.4 to $5.4 million $0.21 to $0.26 per diluted share	$1.2 million to $2.2 million $0.06 to $0.11 per diluted share

Adjusted EBITDA	$6.6 to $8.1 million	$3.5 to $5.0 million

Adjusted Net Income and Adjusted EBITDA are defined as set forth in this press release. It is not reasonably practicable at this time to reconcile Adjusted Net Income and Adjusted EBITDA to net income under generally accepted accounting principles (GAAP) because the amount of acquired intangible assets to be recorded in connection with the acquisition, and therefore the amount of amortization of acquired intangible assets, has not yet been determined. For the same reasons, the company is withdrawing its previous annual GAAP net income and EPS guidance at this time.

The Company expects the acquisition to be accretive to net earnings under GAAP by the end of 2012.

Conference Call Information

Ellie Mae will host a teleconference at 2:30 p.m. PT today, August 15, 2011 to discuss the acquisition of Del Mar Datatrac. To access the call, please dial 888-549-7735 (within U.S.) or 480-629-9859 (outside U.S.) at 2:30 p.m. PT today, August 15, 2011. An audio replay of the call will be available through August 25, 2011, by dialing 800-406-7325 (within U.S.) or 303-590-3030 (outside U.S.) and entering the pass code 4466297#.

About Ellie Mae

Ellie Mae (NYSE Amex: ELLI) is a provider of automation solutions for the mortgage industry. The company’s offerings include the Encompass® and Encompass360® mortgage management software systems. Ellie Mae also hosts the Ellie Mae Network™ that allows mortgage professionals to conduct electronic business transactions with the lenders and settlement service providers they work with to process and fund loans. Ellie Mae was founded in 1997 and is based in Pleasanton, California. To learn more about Ellie Mae, visit www.EllieMae.com or call 877.355.4362.

© 2011 Ellie Mae, Inc. Ellie Mae®, Encompass®, Encompass360®, Ellie Mae Network™ and the Ellie Mae logo are registered trademarks or trademarks of Ellie Mae, Inc. or its subsidiaries. All rights reserved. Other company and product names may be trademarks or copyrights of their respective owners.

Use of Non-GAAP Financial Measures

Ellie Mae provides investors with adjusted net income (loss) and adjusted EBITDA in conjunction with traditional GAAP operating performance of net income (loss) as part of its overall assessment of its performance. Adjusted net income (loss) consists of net income (loss) plus amortization of acquired intangibles and non-cash, stock-based compensation expense. EBITDA consists of net income (loss) plus depreciation and amortization, interest income and expense and income tax expense. Adjusted EBITDA consists of EBITDA plus non-cash, stock-based compensation expense. Ellie Mae uses adjusted net income (loss) and adjusted EBITDA as measures of operating performance because they enable period to period comparisons by excluding potential differences caused by variations in the age of book depreciation of fixed assets and amortization of intangibles related to acquisitions, and changes in interest expense and interest income that are influenced by capital market conditions. The company also believes it is useful to exclude non-cash, stock-based compensation expense from adjusted net income (loss) and adjusted EBITDA because the amount of non-cash expense associated with stock-based awards made at certain prices and points in time (a) do not necessarily reflect how the company’s business is performing at any particular time and (b) can vary significantly between periods due to the timing of new stock-based awards. These non-GAAP measures are not measurements of the company’s financial performance under GAAP and have limitations as analytical tools. Accordingly, these non-GAAP financial measures should not be considered a substitute for, or superior to, net income (loss) or operating income (loss) or other financial measures calculated in accordance with generally accepted accounting principles in the United States, or as an alternative to cash flows from operating activities as a measure of the company’s profitability or liquidity. The company cautions that other companies in Ellie Mae’s industry may calculate adjusted net income (loss) and adjusted EBITDA differently than the company does, further limiting their usefulness as a comparative measure.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to statements identified by words such as “expectations,” “guidance,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “projects” and similar expressions. Such statements are based upon the current beliefs and expectations of Ellie Mae’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following: the risk that the anticipated benefits, growth prospects and synergies expected from the Del Mar Datatrac acquisition may not be fully realized or may take longer to realize than expected; the possibility that economic benefits of future opportunities in an emerging industry may never materialize, including unexpected variations in market growth and demand for the acquired products and technologies; delays, disruptions, costs and challenges associated with integrating Del Mar Datatrac into the company’s existing business, including changing relationships with partners, customers, employees or suppliers; the amount of costs incurred in connection with the supporting and integrating new customers and partners; ongoing personnel and logistical challenges of managing a larger organization; our ability to retain and motivate key employees from Del Mar Datatrac; and general economic and business conditions. You are advised to consult any further disclosures we make on related subjects in the reports we file with the SEC, including the “Risk Factors” in our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Such disclosure covers certain risks, uncertainties and possibly inaccurate assumptions that could cause our actual results to differ materially from expected and historical results. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

PRESS CONTACT

Jeri Yoshida

Strategic Vantage Marketing & Public Relations

(310) 396-8813

JeriYoshida@StrategicVantage.com

Rosalie Berg

Strategic Vantage Marketing & Public Relations

(305) 971-5352

PR@StrategicVantage.com

INVESTOR RELATIONS CONTACT

Edgar Luce

Executive VP and CFO

Ellie Mae, Inc.

(925) 227-7079

IR@elliemae.com

Lisa Laukkanen

The Blueshirt Group for Ellie Mae, Inc.

(415) 217-4967

lisa@blueshirtgroup.com

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